Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 and Post-Effective Amendment No. 1 to Registration Statement No. 33-65073 of our reports relating to the consolidated financial statements and financial statement schedule of Curtiss-Wright Corporation and management’s report on the effectiveness of internal control over financial reporting dated March 15, 2005, appearing in the Annual Report on Form 10-K of Curtiss-Wright Corporation for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP
Parsippany, New Jersey
July 11, 2005